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                                  North Valley
                                    BANCORP


North Valley Bancorp Announces Seventh Stock Repurchase Program

July 28, 2003 - REDDING, CA - Mike Cushman, President and CEO of North Valley Bancorp (NASDAQ: NOVB), a multi-bank holding company with $680 million in assets, today announced that the Board of Directors has authorized a new common stock repurchase program. The program calls for the repurchase of up to 3.0% of the Company's outstanding shares, or approximately 199,000 shares, based on approximately 6,638,000 shares outstanding as of this date.

          This repurchase program is the seventh such plan announced by the Company since May of 2001. Pursuant to those repurchase plans, a total of 2,226,321 shares of common stock have been repurchased, including 205,368 shares repurchased at an average price of $15.51 under the most recent program, announced April 28, 2003. (All share and price information adjusted for the 3 for 2 stock split paid on May 15, 2003).

         The repurchases will be made from time to time by the Company in the open market as conditions allow. All such transactions will be structured to comply with Securities and Exchange Commission Rule 10b-18 and all shares repurchased under this program will be retired. The number, price and timing of the repurchases shall be at the Company's sole discretion and the program may be re-evaluated depending on market conditions, liquidity needs or other factors. The Board of Directors, based on such re-evaluations, may suspend, terminate, modify or cancel the program at any time without notice.

         "Consistent with our capital management strategies, the stock repurchase program currently provides us the most effective opportunity to utilize our excess capital," stated Mr. Cushman.

         North Valley Bancorp is a multi-bank holding company headquartered in Redding, California. North Valley Bank operates thirteen commercial banking offices in Shasta and Trinity Counties in Northern California including two in-store supermarket branches and a Business Banking Center. Six Rivers Bank operates seven commercial banking offices in Humboldt, Del Norte, and Mendocino Counties. North Valley Bancorp, through its two subsidiary banks, offers a wide range of consumer and business banking deposit products and services including internet banking and cash management services. In addition to these depository services, North Valley Bank and Six Rivers Bank engage in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans. North Valley Bank has SBA Preferred Lender status, and both Banks provide investment services to their customers through an affiliated relationship.

CAUTIONARY STATEMENT: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:
Michael J. Cushman                                    Edward J. Czajka
President & Chief Executive Officer           or      Executive Vice President &
(530) 226-2900  Fax (530) 221-4877                    Chief Financial Officer

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